Exhibit 10.1

Employment Agreement

This Employment Agreement (“Agreement”) is made in the State of Washington by and between Lori A. Woods (“Executive”) and IsoRay, Inc. a Minnesota corporation (the “Company”).

WHEREAS, the Company is engaged in the business of providing innovative solutions for the treatment of malignancies using medical isotopes (the “Business”); and

WHEREAS, the parties desire that the Company retain Executive under the terms and conditions set forth in this Agreement; and

WHEREAS, the parties desire to express their mutual agreements, covenants, promises, and understandings in a written agreement;

NOW THEREFORE, in consideration of the premises and the agreements, promises, covenants, and provisions contained in this Agreement, the parties agree and declare as follows:

1.           Employment. The Company hereby employs Executive and Executive accepts employment under the terms and conditions of this Agreement.

2.           Position and Duties.

(a)     Executive will faithfully and diligently serve the Company to the best of her ability in her positions as Interim Chief Executive Officer and as a member of the Board of Directors (the “Board”) and in the performance of such other duties and responsibilities as the Company may assign to her.

(b)     Executive will devote her full professional time, attention, and energies to the performance of her duties for the Company, and will not, during her employment under this Agreement, engage in any other business activity, whether or not for profit, except for passive investments in firms or businesses that do not compete with the Company, without the advance written and signed consent of the Company. Notwithstanding this Section 2(b), Executive will be permitted to serve as a director of not for profit and for profit businesses that do not compete with the Company.

(c)     Executive warrants that during the term of her employment under this Agreement, she will not do any act or engage in any conduct, or permit, condone, or acquiesce in any act or conduct of other persons, that she knew for should have known could cause the Company to be in violation of any law or statute, and Executive agrees to indemnify and hold the Company harmless against any and all liabilities, claims, damages, fees, losses, and expenses of any kind or nature whatsoever attributable directly or indirectly to a violation of this warranty.

(d)     Executive agrees to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including without limitation, those described in the Company’s employee handbook, Code of Ethics for Chief Executive Officer & Senior Financial Officers, and Code of Conduct and Ethics. If this Agreement conflicts with such policies or procedures, this Agreement will control.

(e)     As an officer of the Company, Executive owes a duty of care and loyalty to the Company as well as a duty to perform such duties in a manner that is in the best interests of the Company.

3.           Compensation and Benefits. For and in consideration of all services rendered under this Agreement, the Company will compensate Executive as follows:

(a)     Salary. During the term of Executive’s employment under this Agreement, Executive will be compensated on the basis of an annual salary of $315,612.15 effective June 4, 2018, payable in accord with the Company’s standard payroll practices.

(b)     Bonus. In addition to Executive’s base salary (Section 3(a)), throughout her employment, Executive will be eligible for a quarterly and an annual discretionary bonus as periodically established by the Board (the “Bonus”), based upon metrics that will be established by the Board in its sole discretion paid at the time periods determined by the Board.

(c)     Stock Options. Executive shall be eligible to participate in and receive stock options as defined by the relevant plan. Executive shall be issued 250,000 stock options as of the Effective Date (as defined below). The options granted will have an exercise price equal to the fair market value on the date of grant as defined under the 2017 Equity Incentive Plan. The options will vest as follows: 25% six months after the Effective Date, 25% one year after the Effective Date, 25% two years after the Effective Date, and 25% three years after the Effective Date.

(d)     Expenses. The Company will reimburse Executive for all reasonable and necessary expenses that Executive incurs in carrying out her duties under this Agreement in accordance with the Company reimbursement policies as in effect from time to time, provided that Executive presents to the Company from time to time an itemized account of such expenses in such form as the Company may require.

(e)     Participation in Benefit Plans. As of the Effective Date, Executive shall be included in any and all plans of the Company providing general benefits for the Company’s employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, vacation, and holidays.

4.           Term/Termination Of Employment.

(a)     Initial Term. Executive’s employment under this Agreement commenced on June 4, 2018, but this Agreement will be effective as of June 13, 2018 (“Effective Date”), and will continue for a period of one (1) year (the “Initial Term”). Thereafter, this Agreement shall renew only upon thirty (30) days written notice as provided in Section 4(b).

(b)     Renewal. Upon at least thirty (30) days written notice prior to the end of the Initial Term, and subject to the provisions for termination set forth below, the term of Executive’s employment under this Agreement will extend thereafter for a period of one year (the “Renewal Term”). Upon the expiration of such subsequent term and any term renewed hereunder, and subject to the provisions for termination set forth below, the term of Executive’s employment under this Agreement will require thirty (30) days written notice of renewal for each successive Renewal Term of one-year.

(c)     Employment At Will. Notwithstanding Sections 4((a) and 4(b), Executive understands and agrees that this Agreement does not create an obligation on the part of the Company or any other person or entity to continue Executive’s employment. Executive acknowledges and agrees that she is an at-will employee of the Company, which means that either party to this Agreement may terminate Executive’s employment with or without cause, for any or no reason and at any time. Executive’s employment shall also be deemed terminated upon Executive’s death or becoming disabled. Executive shall not be entitled to any salary, bonus, benefits or other compensation with respect to any period subsequent to the termination of her employment.

(d)     Set-Off. If Executive has any outstanding obligations to the Company upon the termination of Executive’s employment for any reason, Executive hereby authorizes the Company to deduct any amounts owed to the Company from Executive’s final paycheck and/or any amounts that would otherwise be due to Executive. No other set-off shall be permitted under this Agreement.

5.           Confidential Commercial Information.

(a)     Executive acknowledges that she will be entrusted with price lists, customer lists, customer contact information, information about customer transactions, development and research work, marketing programs, plans, and proposals, and data contained within internally employed software, data bases, and computer operations developed by or for the Company (“Confidential Commercial Information”); provided, however, that for the purposes of this Agreement Confidential Commercial Information does not include information (i) that was publicly available prior to Executive’s disclosure or use thereof; or (ii) that Executive lawfully received from some person who was not under any obligation of confidentiality with respect thereto; (iii) that becomes publicly available other than as the result of any breach of this Agreement by Executive; or (iv) that is generally known to or readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. Executive acknowledges that Confidential Commercial Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that the Company has made efforts that are reasonable under the circumstances to maintain the secrecy of Confidential Commercial Information.

(b)     Executive acknowledges that she has been instructed by the Company to, and agrees that she will, maintain the Company’s Confidential Commercial Information in a confidential manner. During her employment, Executive will not, directly or indirectly, disclose any Confidential Commercial Information to any person or entity not authorized by the Company to receive or use such Confidential Commercial Information. After the termination of Executive’s employment, for whatever reason and by whatever party, Executive will not, directly or indirectly, use or disclose to any person or entity any Confidential Commercial Information without the prior written authorization of the Company.

(c)     All documents and other tangible property relating in any way to the business of the Company that Executive develops or that come into her possession during her employment are the property of the Company, and Executive will return all such documents and tangible property to the Company upon the termination of her employment, or at such earlier time as the Company may request.

(d)     Executive acknowledges that all of the commercially available software that the Company uses on its computer system that was not developed specially by or for the Company is either owned or licensed for use by the Company, and that the use of such software is governed strictly by the explicit terms and conditions of licensing agreements between the Company and the publisher of the software, and Executive agrees to adhere to those terms and conditions. Executive will not copy, duplicate, download, transfer, or otherwise make personal use of any software on the Company’s computer system without the Company’s express, written consent.

(e)     Executive represents that to the best of her knowledge, the performance of all the terms of this Agreement and of her duties as an employee of the Company will not breach any agreement to keep in confidence any proprietary information that she acquired in confidence prior to her employment under this Agreement, and that Executive has not entered into, and agrees that she will not enter into, any agreement either written or oral in conflict with this Agreement. Executive represents that to the best of her knowledge, Executive has not brought and will not bring with her to the Company or use in the performance of her responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from the former employer for their possession and use. Executive represents that she has delivered to the Company a true and correct copy of any employment, proprietary information, confidentiality, or non-competition agreement to which she is or was a party with any former employers, and that is or may be in effect as of the date hereof. Executive has been instructed not to breach any obligation of confidentiality that she may have to any former employer, and agrees that she will not commit any such breach during employment with the Company.

6.           Inventions and Copyrights.

(a)     Executive acknowledges that, as a part of her duties, during her employment, she may develop discoveries, concepts, and ideas concerning or relating to the Business, whether or not patentable, including without limitation processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, and concerning any present or prospective activities of the Company that are published before such discoveries, concepts, and ideas (“Inventions”).

(b)     Executive will fully disclose and will continue to disclose to the Company all Inventions that she makes or conceives, in whole or in part, at this time or during her employment with the Company.

(c)     Any and all Inventions will be the absolute property of the Company or its designees and, at the request of the Company and at its expense, but without additional compensation, Executive will make application in due form for United States patents and foreign patents on such Inventions, and will assign to the Company all her right, title, and interest in such Inventions, and will execute any and all instruments and do any and all acts necessary or desirable in connection with any such application for patents or in order to establish and perfect in the Company the entire right, title, and interest in such Inventions, patent applications, or patents, and also execute any instrument necessary or desirable in connection with any continuations, renewals, or reissues thereof or in the conduct of any related proceedings or litigation.

(d)     The Company will own the copyright in all materials created by Executive relating to the Business and eligible for copyright (which will be deemed work made-for-hire). The Company will have the right to apply for copyright registration, including any renewals or extension, whether under the laws of the U.S. or any country having jurisdiction over the copyright. Executive agrees to execute any documents necessary or appropriate for such registration. The Company will also own any trademark, service mark or trade name created by Executive (alone or in conjunction with others) for the Company and used to identify any present or future product, service, activity, operation, or function of the Company. The Company may obtain trademark or service mark protection of the Company’s rights including, at the Company’s discretion, state, federal and international registration. The Company will own all right, title, and interest in and to all results and the work product of Executive’s services for the Company (all of which will be deemed proprietary), free of any reserved rights by Executive, whether or not specifically enumerated in this Agreement.

7.           Post-Employment Restrictions.

(a)     Following the termination of Executive’s employment, for whatever reason and by whatever party, and during any Restrictive Period, Executive will not, directly or indirectly, on her own behalf or on behalf of any other person or entity:

(i)       enter into or engage in any business that provides Competitive Products or Competitive Services within the Restricted Areas;

(ii)      solicit or accept orders for Competitive Products from any person or entity upon whom she called or with whom she had direct or indirect contact on behalf of the Company and who at the time of such conduct is a customer or client of the Company;

(iii)     solicit or accept orders for Competitive Products from any person or entity who was a customer or client of the Company during her engagement and who at the time of such conduct is a customer or client of the Company;

(iv)     solicit or accept orders for Competitive Products from any person or entity who at the time of such conduct is a customer or client of the Company;

(v)      encourage, entice, induce, or influence, directly or indirectly, any person or entity not to do business with the Company;

(vi)     encourage, entice, induce, or influence, directly or indirectly, any person to terminate her or her employment with the Company; or

(vii)    hire, retain, or offer to hire or retain for the performance of any service in connection with the marketing, distribution, or sale of any Competitive Product any person who at the time of such conduct is an employee of the Company or who was an employee of the Company within the 180-day prior to such conduct.

(viii)   solicit or accept orders for Competitive Services from any person or entity upon whom she called or with whom she had direct or indirect contact on behalf of the Company and who at the time of such conduct is a customer or client of the Company;

(ix)    solicit or accept orders for Competitive Services from any person or entity who was a customer or client of the Company during her engagement and who at the time of such conduct is a customer or client of the Company;

(x)       solicit or accept orders for Competitive Services from any person or entity who at the time of such conduct is a customer or client of the Company.

(b)     The Restrictive Periods are: (a) the 90-day period commencing on the termination of Executive’s employment with the Company (the “First Restrictive Period”); and (b) the 90-day period commencing on the expiration of the First Restrictive Period (the “Second Restrictive Period”); and (c) the 90-day period commencing on the expiration of the Second Restrictive Period (the “Third Restrictive Period”); and (d) the 90-day period commencing on the expiration of the Third Restrictive Period (the “Fourth Restrictive Period”).

(c)     The term of any Restrictive Period set forth in this Agreement will be tolled for any time during which Executive is in violation of any provision of this Agreement and for any time during which there is pending any action or arbitration (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action the Company seeks to enforce this Agreement or in which any person contests the validity of such agreements and covenants or their enforceability, or seeks to avoid their performance or enforcement.

(d)     “Competitive Products” means any supplies, equipment, products, goods, or services that are similar to or competitive with supplies, equipment, products, goods, or services that the Company marketed, distributed, or sold during Executive’s employment with the Company.

(e)     “Competitive Services” means any services that are similar to any services that Executive performed for the Company during Executive’s employment with the Company.

(f)     The Restrictive Areas are: (1) the area within a 10 air-mile radius of any location of the Company at which Executive performed services during her employment under this Agreement; and (2) Benton County, Washington; and (3) the state of Washington; and (5) the Mountain Time Zone and the Pacific Time Zone of the United States; and (6) that portion of the United States west of the Mississippi River; (7) the United States; and (8) any country in which the Company is conducting business at the time of Executive’s separation from employment.

8.           Non-Disparagement. Executive agrees that during the term of Executive’s services to the Company, and at any time thereafter, not to make or communicate any comments or other remarks which are negative or derogatory to the Company or which would tend to disparage, slander, ridicule, degrade, harm or injure the Company (or any business relationship of the Company) or any officer, partnership member, or other employee of the Company or its affiliates.

9.           Remedies.

(a)     The parties expressly agree that, in the event of any failure by the Company to pay any wages to which Executive may become entitled in connection with her employment in violation of RCW 49.48 et seq., the amount of Executive’s recovery will be limited to the amount of actual wages that the court or arbitrator determines to have been unpaid, and, notwithstanding the provisions of RCW 49.48.125, no greater amount. Executive hereby expressly waives any remedy that she may have or that may later become available to her under RCW 49.48 et seq. for any additional amounts.

(b)     Any breach of the duties and obligations imposed upon Executive by this Agreement would cause irreparable harm to the Company, and the Company could not be fully compensated for any such breach with money damages. Therefore, injunctive relief is an appropriate remedy for any such breach. Such injunctive relief will be in addition to and not in limitation of or substitution for any other remedies or rights to which the Company may be entitled at law or in equity, including without limitation liquidated damages under this Agreement.

10.          Change of Control. Notwithstanding anything to the contrary in the Company’s existing or future incentive plans or any award agreement granted to Executive thereunder, upon a Change of Control, all of Executive’s outstanding unvested equity-based awards granted pursuant to the incentive plans, at Executive’s option, shall vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof. “Change of Control” shall mean the first of the following events to occur after the Effective Date:

(a)     a Person or one or more Persons acting as a group acquires ownership of stock of the Company that, together with the Company stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; and

(c)     a Person or one or more Persons acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company determined immediately prior to such acquisition.

For purposes of this Section 10,

(i)       “Person” shall mean a “person” as defined in Section 7701(a)(1) of the Code, except that such term shall not include (A) the Company (or any Subsidiary thereof), (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(ii)      Stock ownership shall be determined in accordance with the attribution rules of Section 318(a) of the Code.

(iii)     The gross fair market value of an asset shall be determined without regard to any liabilities associated with that asset.

(iv)     A “Change of Control” shall not be occur (A) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (B) as a result of any primary or secondary offering of Company common stock to the general public through a registration statement filed with the Securities and Exchange Commission.

11.       Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

12.          Withholding. All amounts payable to Executive hereunder shall be subject to required payroll deductions and tax withholdings.

13.          Adjudication of Agreement.

(a)     If any court or arbitrator of competent jurisdiction holds that any restriction imposed upon Executive by this Agreement exceeds the limit of restrictions that are enforceable under applicable law, the parties desire and agree that the restriction will apply to the maximum extent that is enforceable under applicable law, agree that the court or arbitrator so holding may reform and enforce the restriction to the maximum extent that is enforceable under applicable law, and desire and request that the court or arbitrator do so.

(b)     If any court or arbitrator of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, the parties desire and agree that the remaining parts of this Agreement will nevertheless continue to be valid and enforceable.

14.          Modification Or Waiver Of Agreement. No modification or waiver of this Agreement will be valid unless the modification or waiver is in writing and signed by both of the parties. The failure of either party at any time to insist upon the strict performance of any provision of this Agreement will not be construed as a waiver of the right to insist upon the strict performance of the same provision at any future time.

15.          Notices. Any notices required or permitted under this Agreement will be sufficient if in writing and sent by certified mail to, in the case of Executive, the last address she has filed in writing with the Company or, in the case of the Company, its principal office.

16.          Opportunity To Consider Agreement; Legal Representation. Executive acknowledges that she has had a full opportunity to consider this Agreement, to offer suggested modifications to its terms and conditions, and to consult with an attorney of her own choosing before deciding whether to sign it.

17.          No Rule Of Strict Construction. The language of this Agreement has been approved by both parties, and no rule of strict construction will be applied against either party.

18.          Entire Agreement. This Agreement contains all of the agreements between the parties relating to Executive’s employment with the Company. The parties have no other agreements relating to Executive’s employment, written or oral. This Agreement supersedes all other agreements, arrangements, and understandings relating to Executive’s employment, and no such agreements, arrangements, or understandings are of any force or effect. The parties will execute and deliver to each other any and all such further documents and instruments, and will perform any and all such other acts, as reasonably may be necessary or proper to carry out or effect the purposes of this Agreement.

19.          Assignment Of Agreement. Executive has no right to transfer or assign any or all of her rights or interests under this Agreement. The Company may assign its rights and interests under this Agreement to any successor entity as part of any sale, transfer, or other disposition of all or substantially all of the assets of the Company.

20.          Headings. The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

21.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

22.          Choice Of Forum. The parties agree that the proper and exclusive forum for any action or arbitration arising out of or relating to this Agreement or arising out of or relating to Executive’s employment by the Company will be Benton County, Washington, and that any such action or arbitration will be brought only in Benton County, Washington. Executive consents to the exercise of personal jurisdiction in any such action or arbitration by the courts or arbitrators of Benton County, Washington.

23.          Governing Law. This Agreement will be construed in accord with and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by the laws of the State of Washington, without reference to the choice of law principles thereof.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

DATED this 13th day of

/s/ Lori A. Woods
Lori A. Woods

DATED this 13th day of

IsoRay, Inc., a Minnesota corporation

By:	/s/ Michael McCormick
Michael McCormick
Its:	Chairman of the Board